Exhibit 5.3

John J. Tipton, Esq.* JohnTipton@TheTiptonLawFirm.com *Admitted to Practice in Colorado and Pennsylvania

January 11, 2019

Via Email to Kim Covington, Esq. at KCovington@milbank.com and Natalie Chitayat, Esq. at NChitayat@milbank.com; Jack Goodfriend, Esq. at JGoodfriend@milbank.com; Josh Cohn, Esq. at JCohn@cahill.com; David Iseneberg, Esq. at DIsenberg@milbank.com.

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as special Colorado counsel to Black Hawk Holdings, L.L.C., IC Holdings Colorado, Inc., CCSC/Blackhawk, Inc., Isle of Capri Black Hawk, L.L.C. and IOC—Black Hawk Distribution Company, LLC (the “Colorado Guarantors”), in connection with the filing by Eldorado Resorts, Inc. (the “Company”) of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to up to $600,000,000 in aggregate principal amount of 6% Senior Notes due 2026 (the “Exchange Notes”) of the Company, and the related guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 6% Senior Notes due 2026 (the “Existing Notes”) and the related guarantees of the Existing Notes issued September 20, 2018 pursuant to (i) the Indenture, dated as of September 20, 2018, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain supplemental indenture dated as of October 1, 2018 (the “Indenture”) and (ii) the Registration Rights Agreement, dated as of September 20, 2018 (the “Registration Rights Agreement”), among the Company, the guarantors party thereto and the other parties party thereto.

In order to express the opinions contained herein, we have examined such records, documents, certificates of public officials of the Colorado Guarantors, made such inquiries of officials of the Colorado Guarantors, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. Our examinations have also included review of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indenture, the Registration Rights Agreement, the form of the Exchange Notes, the Articles of Incorporation, Articles of Organization, By-Laws and Operating Agreements, as applicable to the various Colorado Guarantors, Action by Written Consent of the Authorized Representatives of the Transaction Parties which include, among others, the Colorado Guarantors, with respect to the Exchange Notes and the Exchange Guarantees, and the good standing certificates dated as of a recent date with respect to each of the Colorado Guarantors (“Documents”).

We have also made such legal and factual examinations and have made such inquiries and examined such other documents and proceedings as we deemed necessary or appropriate for the purpose of this opinion.

Whenever any opinion or confirmation set forth in this letter is qualified by the words “to our knowledge” or by other words of similar meaning, such words mean the actual current awareness by us of factual matters that attorneys generally recognize as being relevant to the opinion or confirmation so qualified. These words signify that in the course of our representation of the Colorado Guarantors that no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate. Except as otherwise may be stated in this letter, we have undertaken no independent investigation or verification of such matters.

As to various factual matters that are material to the opinions and confirmations set forth herein, we have relied on the representations and warranties of the parties to the Documents and our review of the Articles of Incorporation, Articles of Organization, By-Laws and Operating Agreement (“Organizational Documents”), as applicable to the various Colorado Guarantors, from the Colorado Secretary of State. We have not independently verified, nor do we assume any responsibility for the factual accuracy or completeness of, any such representations, warranties, statements or certifications, and no inference as to our knowledge of the existence or absence of facts should be drawn from us serving as counsel to the Colorado Guarantors in connection with this transaction or in connection with other legal matters. To the best of our knowledge, however, we have not become aware of any factual inaccuracy or incompleteness in any such representations, warranties, statements or certifications.

In addition, we have assumed, without independent investigation the following:

(a) The genuineness of all signatures on the documents reviewed by us, the legal capacity of natural persons, the conformity to the originals of all documents submitted to us as copies thereof, and the authenticity of all documents submitted to us as original documents;

(b) The due authorization, execution and delivery of the Documents by all parties thereto (other than the Colorado Guarantors);

(c) (i) That each of the parties to the Documents (other than the Colorado Guarantors) is duly organized, validly existing and in good standing under the laws of the respective jurisdiction governing its organization, (ii) that each of the parties to the Documents (other than the Colorado Guarantors) has all legal power and authority required to carry on its business as now conducted and to execute, deliver and perform the Documents, and, (iii) that the execution, delivery and performance of the Documents and the consummation of the transactions contemplated thereby does not violate the corporate or other charter documents or bylaws of, or any corporate or banking law pertinent to, or agreement or court order or judgment binding upon, each such party (other than the Colorado Guarantors) thereto;

(d) That any authorizations, approvals or other actions by, and notices to or filings with any court or any federal or other governmental authority (other than of a Colorado governmental authority) necessary for the execution, delivery, effectiveness and performance of the Documents by the parties thereto (or the parties on whose behalf they are acting) have been obtained or made;

(e) That the execution, delivery and performance of the Documents by the parties thereto do not violate any laws or regulations of any governmental authority (other than a Colorado governmental authority);

(f) That each of the applicable Transaction Parties has received consideration for the grant of the Guarantee;

(g) That the New York Documents constitute the legal, valid and binding obligations of the parties thereto under the laws of the State of New York;

(h) That any New York court and any federal court applying New York principles of choice of law in a properly presented case will uphold the choice of New York law to govern the New York Documents;

(i) That the Trustee will enforce its rights and remedies in good faith and in a commercially reasonable manner;

(j) That there are no documents or agreements between or among any of the Transaction Parties on the one part and any Initial Purchaser, noteholder or other signatories on the other part which alter the provisions of the Documents and which would have an effect on the opinions expressed in this opinion letter; and

(k) That the Documents are enforceable against all parties thereto in accordance with their terms;

We have not reviewed, and express no opinion as to, any instrument or agreement (other than the Documents) referred to or incorporated by reference in the Documents.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the following opinions:

Opinions:

(i) Each of the Colorado Guarantors have been duly organized and is validly existing and in good standing under the laws of the State of Colorado, with full power and authority to own its properties and conduct its business and is duly qualified to do business in Colorado;

(ii) Each of the Colorado Guarantors has full corporate power and authority, to execute, deliver and perform its obligations under the Documents as applicable to each of them.

(iii). Each of the Colorado Guarantors has duly authorized the execution and delivery of the Documents as applicable to them, and the performance of the obligations thereunder as applicable to each of them.

Qualifications and Limitations:

The opinions expressed herein are subject to, limited, and qualified by the following:

1. The opinions herein are limited in all respect to the substantive laws of the State of Colorado. To the extent any of the foregoing opinions relate to matters governed by the laws of any other State or jurisdiction, we express no opinion but have assumed, without investigation, that the law of such State or other jurisdiction is, in substance, the same as the laws of Colorado. In this regard, we note that many of the documents purport to be governed by laws other than those of the State of Colorado.

2. The opinions herein are limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application affecting the rights of creditors and the opinions herein regarding the legality, validity, binding effect or enforceability of the Documents or any security interest granted thereunder are subject to the effect of general principles of equity whether applied by a court of equity or law (and which general principles may include, without limitation, the following concepts: (a) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (b) principles affording traditional equitable defenses such as waiver, laches and estoppel; (c) implied duties of good faith and fair dealing; (d) implied requirements of reasonableness; (e) implied requirements of materiality of breaches; (f) the availability of defenses based on impracticability or impossibility of performance; and (g) the effect of obstruction, failure to perform, or otherwise to act in accordance with an agreement by any person other than the person against whom enforcement of such agreement is sought.

3. Limitations based on statutes or on public policy limiting a person’s right to waive the benefits of statutory provisions or common law rights.

4. The unenforceability under certain circumstances of waivers, of provisions indemnifying, or prospectively releasing, a party against liability for its own wrongful acts or where the release or indemnification is contrary to public policy.

5. This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Colorado Guarantors, Lenders or any other person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

6. Finally, the undersigned directs your attention to the fact that he is a member of the State Bar of Colorado only and that we have expressed no opinion herein concerning any laws other than the laws of the State of Colorado.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

The Tipton Law Firm, P.C.
A Colorado Professional Corporation

By:	/s/ John J. Tipton
John J. Tipton
Title: President

4